EXHIBIT 99.1



RYDER COMPLETES SALE OF AUTOMOTIVE CARRIER BUSINESS

     MIAMI, FLORIDA, September 30, 1997 -- Ryder System, Inc. (NYSE:R) today completed the previously announced sale of Ryder Automotive Carrier
Services and RC Management Corp. to Allied Holdings, Inc. (NASDAQ:HAUL).

     As announced earlier, the businesses were sold at a gain for approximately $114.5 million in cash and assumption of the liabilities of the businesses.